Citigroup Inc.	Term Sheet No. 2016–CMTNG0811 dated January 29, 2016 relating to Pricing Supplement No. 2016–CMTNG0811 dated January 29, 2016 Registration Statement No. 333-192302 Filed Pursuant to Rule 433

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due August 5, 2019

Term Sheet to Pricing Supplement No. 2016—CMTNG0811 dated January 29, 2016

Key Terms
Issuer	Citigroup Inc.
Term	Approximately 3.5 years
Underlying Shares	Shares of the iShares® MSCI EAFE ETF, an exchange-traded fund (NYSE Arca symbol: “EFA”) (the “ETF” or “underlying share issuer”)
Stated Principal Amount	$1,000 per security
Pricing Date	January 29, 2016
Issue Date	February 3, 2016
Valuation Date	July 29, 2019
Maturity Date	August 5, 2019
Payment at Maturity	See “Payment at Maturity” on Page 3
Initial Share Price	$55.48, the closing price of the underlying shares on the pricing date
Final Share Price	The closing price of the underlying shares on the valuation date, subject to adjustment as provided in the accompanying product supplement
Maximum Return at Maturity	38.00% of the stated principal amount per security ($380.00 per security)
Buffer Price	$47.158, 85% of the initial share price
Participation Rate	175%
Calculation Agent	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount and Commission	2.69%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	17298C5S3 / US17298C5S35
Investment Description

•  Linked to shares of the iShares® MSCI EAFE ETF, an exchange-traded fund (NYSE Arca symbol: EFA) (the “underlying shares”)

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the underlying shares from the initial share price to the final share price, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

o  If the value of the underlying shares increases, you will receive the stated principal amount plus 175% participation in the upside performance of the underlying shares, subject to a maximum return at maturity of 38.00% of the stated principal amount

o  If the value of the underlying shares decreases, but the decrease is not more than 15%, you will be repaid the stated principal amount

o  If the value of the underlying shares decreases by more than 15%, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the underlying shares in excess of 15%

•   Investors may lose up to 85% of the stated principal amount

•   The securities are subject to the credit risk of Citigroup Inc. If Citigroup Inc. defaults on its obligations under the securities, you may not receive anything owed to you under the securities.

•   No periodic interest payments or dividends

•   The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

On the date of the related pricing supplement, the estimated value of the securities is $941.20 per security, which is less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying pricing supplement.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 3 in this term sheet, “Risk Considerations” in the accompanying pricing supplement and “Risk Factors Related to the Securities” in the accompanying product supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Examples
The diagram at right illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Hypothetical Returns	■The Securities ■ The Underlying Shares

Your actual return will depend on the actual final share price and whether you hold your securities to maturity. The table below is based on a range of hypothetical percentage changes from the initial share price to the final share price and illustrates:

• the hypothetical percentage change from the initial share price to the hypothetical final share price;

• the hypothetical payment at maturity per security;

• the hypothetical total pre-tax rate of return; and

• the hypothetical pre-tax annualized rate of return.

Hypothetical final share price	Hypothetical percentage change from the initial share price to the hypothetical final share price	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return	Hypothetical pre-tax annualized rate of return(1)
$110.96	100.00%	$1,380.00	38.00%	9.41%
$97.09	75.00%	$1,380.00	38.00%	9.41%
$83.22	50.00%	$1,380.00	38.00%	9.41%
$77.67	40.00%	$1,380.00	38.00%	9.41%
$72.12	30.00%	$1,380.00	38.00%	9.41%
$66.58	20.00%	$1,350.00	35.00%	8.75%
$63.80	15.00%	$1,262.50	26.25%	6.76%
$61.03	10.00%	$1,175.00	17.50%	4.66%
$58.25	5.00%	$1,087.50	8.75%	2.41%
$55.48	0.00%	$1,000.00	0.00%	0.00%
$52.71	-5.00%	$1,000.00	0.00%	0.00%
$49.93	-10.00%	$1,000.00	0.00%	0.00%
$47.16	-15.00%	$1,000.00	0.00%	0.00%
$46.60	-16.00%	$990.00	-1.00%	-0.29%
$38.84	-30.00%	$850.00	-15.00%	-4.58%
$33.29	-40.00%	$750.00	-25.00%	-8.04%
$27.74	-50.00%	$650.00	-35.00%	-11.92%
$13.87	-75.00%	$400.00	-60.00%	-24.51%
$0.00	-100.00%	$150.00	-85.00%	-47.43%

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

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Payment at Maturity

For each $1,000 stated principal amount you hold at maturity:

•  If the final share price is greater than the initial share price:

$1,000 plus the lesser of:

(i) $1,000 × final share price – initial share price × participation rate ; and

initial share price

(ii) the maximum return at maturity

• If the final share price is less than or equal to the initial share price, but greater than or equal to the buffer price, $1,000

• If the final share price is less than the buffer price, $1,000 minus:

$1,000 × buffer price – final share price

initial share price

If the final share price is less than the buffer price, you will receive less, and possibly 85% less, than the $1,000 stated principal amount per security at maturity.

Historical Information*
*The graph above sets forth the daily closing prices of the underlying shares for the period from January 3, 2011 to January 29, 2016. The closing price on January 29, 2016 was $55.48. The historical performance of the underlying shares is not an indication of the future performance of the underlying shares during the term of the securities.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the full description of the risk considerations provided for in the Pricing Supplement and the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

•	You May Lose Up To 85% Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	You Will Not Have Rights To Receive Any Distributions On The Underlying Shares Or Any Other Rights With Respect To The ETF.

•	Your Payment At Maturity Depends On The Closing Price Of The Underlying Shares On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Inc.

•	The Securities Will Not Be Listed On A Securities Exchange and You May Not Be Able To Sell Them Prior To Maturity.

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•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI's Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which CGMI Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	Immediately Following Issuance, Any Secondary Market Bid Price Provided By CGMI, and The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By CGMI Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The Securities Are Subject To Currency Exchange Risk.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity Securities.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying Shares.

•	The Price Of The Underlying Shares May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates, or Wells Fargo or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Their Respective Business Activities.

•	Even If The Underlying Share Issuer Pays A Distribution That It Identifies As Special or Extraordinary, No Adjustment Will Be Required Under The Securities For That Distribution Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	An Adjustment Will Not Be Made For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Market Price Of The Underlying Shares.

•	The Securities May Become Linked To Shares Of An Issuer Other Than The Original Underlying Share Issuer Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	The Price And Performance Of The Underlying Shares May Not Completely Track The Performance Of The ETF’s Underlying Index Or The Net Asset Value Per Share Of The Underlying Shares.

•	Changes Made By The Investment Adviser To The Underlying Share Issuer Or By The Sponsor Of The Index Underlying The ETF May Adversely Affect The Underlying Shares.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the stated principal amount per security. Citigroup Inc. and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Citigroup Inc. has filed a registration statement (including a related pricing supplement, an accompanying product supplement, an accompanying underlying supplement and an accompanying prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File No. 333-192302) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related pricing supplement, accompanying product supplement, accompanying underlying supplement and the accompanying prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“iShares®” is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Citigroup Inc.’s use of information about the iShares® MSCI EAFE ETF.

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